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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                                AMENDMENT NO. 2

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                     SOLICITATION/RECOMMENDATION STATEMENT
                             UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                           (Name of Subject Company)

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (Name of Persons Filing Statement)

                         LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                   029317203
                     (CUSIP Number of Class of Securities)

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                              DOUGLAS M. PASQUALE
                            CHIEF EXECUTIVE OFFICER
                           ARV ASSISTED LIVING, INC.
                            245 FISCHER AVENUE, D-1
                              COSTA MESA, CA 92626
                                 (714) 751-7400

(Name, address and telephone number of person authorized to receive notices and communications
                   on behalf of the persons filing statement)

                                WITH A COPY TO:
                              GARY J. SINGER, ESQ.
                             O'MELVENY & MYERS LLP
                            610 NEWPORT CENTER DRIVE
                                   SUITE 1700
                            NEWPORT BEACH, CA 92660
                                 (949) 823-6915

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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                                EXPLANATORY NOTE

     American Retirement Villas Properties III, L.P., a California limited partnership (the "Partnership"), hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Securities and Exchange Commission (the "Commission") on October 18, 2001, as amended and supplemented on October 31, 2001 (the "Statement"). Capitalized terms used herein have the meanings assigned thereto in the Statement.

ITEM 9.  EXHIBITS

     The following exhibit is filed herewith:

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
(a)(5)(D)  Letter to Unitholders, dated November 19, 2001.

                                        1
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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                          AMERICAN RETIREMENT VILLAS
                                          PROPERTIES III, L.P.

                                          By: ARV Assisted Living, Inc., the
                                          General Partner

                                          /s/ DOUGLAS M. PASQUALE
                                          Name: Douglas M. Pasquale
                                          Title: Chairman and Chief Executive
                                          Officer

Dated: November 20, 2001

                                        2
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                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
(a)(5)(D)  Letter to Unitholders, dated November 19, 2001.